545 E. JOHN CARPENTER FREEWAY, SUITE 1300 IRVING, TX 75062 PH: 972-444-4900 F: 972-444-4949 WWW.FELCOR.COM NYSE:FCH
CHARLES A. LEDSINGER, JR.
DIRECTOR
CHAIRMAN, COMPENSATION COMMITTEE
May 11, 2012

Re:    Annual Stockholders Meeting, May 21, 2012 - Say-on-Pay

FelCor's annual meeting will take place on May 21, 2012. During the meeting, we will cover a variety of important topics, including electing directors, “say-on-pay” and ratifying the appointment of our independent auditors. Our Board of Directors has recommended that stockholders vote in favor of all three proposals.
Recently, ISS, a proxy advisory firm, reported favorably on FelCor's executive compensation program, other than alignment of performance (as defined by ISS) and peer benchmarking practices used to determine CEO compensation. As a consequence, ISS has recommended that investors vote against approving our 2011 executive compensation.
Executive compensation is an important matter to the company and our investors. FelCor's proxy statement describes in detail the performance our Board of Directors sought from Rick Smith, our CEO, and our other executives last year, as well as how their actual performance stacked up against targeted performance.1 The rationale for how FelCor's executive compensation program is structured and benchmarked is discussed in a deliberate and transparent manner that makes clear why the performance sought - and achieved - is specifically relevant to FelCor's long-term strategy to build stockholder value. Most importantly, our executive compensation program reflects the significant progress we have made executing our long-term strategic plan, while strengthening our business. Consequently, our Board of Directors strongly disagrees with ISS pay-for-performance analysis and conclusions - for reasons we explain below.
Our Position
Our Executive Compensation Is Properly Aligned with Performance, as Defined by our Board. By contrast, ISS's one-size-fits-all “performance” is devoid of any link to our strategy or what is necessary to execute that strategy successfully. ISS uses broader market performance to rationalize executive compensation rather than analyzing FelCor's specific business and current situation. We recognize that our stock price suffered greatly as a consequence of the recession,2 its impact on our balance sheet, the lodging industry and capital markets; however, ISS fails to account for these circumstances in its analysis.
Our Board of Directors assesses performance relative to our long-term strategic goals, and the Compensation Committee takes into account the facts and circumstances that arose during the year (i.e., the near-term context) and progress made toward achieving our long-term strategic goals. Importantly, we do not use one-, three- or five-year TSR metrics given the global economic conditions that arose over those periods, combined with our view that FelCor's share price will outperform when the company's long-term objectives are accomplished. Our assets
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1For your reference, copies of our 2012 proxy statement (which provides substantial detail on our executive compensation program) and our most recent investor presentation (which provides substantial detail on our strategic plan and progress to date) are available at our Investor Relations page at www.felcor.com.
2Each of our executives owns a substantial amount of FelCor common stock and each is acutely aware of, and sensitive to, how our shares trade.

May 11, 2012

are long-term assets, and we hold our CEO and other executives accountable for achieving specific targets that further the strategic plan, without a focus on quarter to quarter share price performance.
Since the start of the year, the trading price of our common stock has increased by nearly 50%, which reflects the management team's groundwork over the past few years. In particular, FelCor's accomplishments in strengthening our business over last year and before simply would not have been achieved as quickly, if at all, absent Mr. Smith's vision and leadership, and management's focus on the long-term objectives established by our Board of Directors. Our leadership team was prudent with the company's liquidity when the capital markets were dysfunctional and the company's sale of non-strategic assets was necessarily delayed. Today, Management is focused, appropriately, on completing the second phase of non-strategic hotel sales and restructuring our balance sheet to reduce leverage, stagger maturities, reduce our overall borrowing costs and ensure enhanced flexibility through industry cycles. All of this takes time, careful execution of deliberate strategic and tactical measures and achievement of the objectives of the plan. As we continue to make progress, we are confident that investor interest in our shares will continue to grow, which will be reflected in our share price. In the meantime, our Board of Directors believes that management should be compensated for performance that brings our long-term objectives closer to fruition and that historical share price behavior is not an accurate measure of that progress.
ISS Used Invalid Peer Groups to Benchmark Performance. The chosen peer group fails to recognize major differences between hotel REITs, other types of REITs and operating companies, including investor interest, volatility, leverage and performance. Remarkably, the peer group ISS used for its Comparative Performance analysis includes not even one hotel REIT. Similarly, only 3 of the ISS-selected peers used in the pay-for-performance comparison overlap with the 15 hotel REITs that Bloomberg considers our peers. By contrast, we deliberately compare our executive compensation to the levels, structures and practices at our hotel REIT peers - Ashford (AHT), Diamondrock (DRH), LaSalle (LHO), Strategic (BEE) and Sunstone (SHO) - because these companies compete for talented leaders and executives who have a deep understanding of hotel investments and the unique dynamics of REITs (particularly, hotel REITs). Executive compensation at non-hotel REITs and operating companies simply doesn't reflect what is competitive for the specific talent required to lead FelCor. ISS's specific concerns defy that simple logic: Mr. Smith's 2011 compensation ($2,769,963 - 27% lower than in 2010), which was only $42,000 more that the lowest of the CEOs in our hotel REIT peer group and was significantly below both the mean and median for that group ($4,495,106 and $3,463,709, respectively).
In addition, since 2007, when our Board of Directors approved our CEO's current employment agreement, we have consistently explained that Mr. Smith has the opportunity to earn compensation at a level consistent with the mid- to high-end of CEOs at our peer hotels REITs and that CEO compensation at high-end requires superior performance. This is not the targeted level of compensation for Mr. Smith, contrary to ISS's statements. For 2011, Mr. Smith's 2011 compensation reflects our near-target financial performance and his very strong corporate non-financial and individual performance. Importantly, Mr. Smith's total direct compensation was the second lowest among his hotel REIT peers and 38% less than their mean compensation last year.
The Bottom Line
ISS has made a fundamentally flawed recommendation to its subscribers that is premised on an analysis that takes into account arbitrary metrics rather than the truly relevant ones used by our Compensation Committee that reflect the performance of our business, the challenges we overcame and management's proper execution of our long-term strategic plan, all of which will benefit our investors. We disagree with ISS, and we hope you do, too. Please vote “FOR” approval of our 2011 say-on-pay proposal, as recommended by our Board of Directors.
Very truly yours,
/s/ Charles A. Ledsinger, Jr.

545 E. JOHN CARPENTER FREEWAY, SUITE 1300
IRVING, TX 75062
PH: 972-444-4900
F: 972-444-4949
WWW.FELCOR.COM